EXHIBIT 23.16

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have issued our report dated March 13, 2003 for the financial statements of Trinet Investments in High-Tech Ltd. (“The Company”) for the year ended December 31, 2002. We consent to the incorporation by reference in the Registration Statement Form S-8 (File No. 333-61895 and File No. 333-55970), of our report dated March 13, 2003, which included an explanatory paragraph as to the cease of operations of the Company, with respect to the consolidated financial statements of Ampal – American Israel Corporation incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2004.

Brightman Almagor & Co.
Certified Public Accountants
A member of Deloitte Touche

March 13, 2005